UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2019

Twenty-First Century Fox, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-32352

Delaware	26-0075658
(State of other jurisdiction of incorporation)	(IRS Employer Identification No.)

1211 Avenue of the Americas, New York, New York 10036

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

(212) 852-7000

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of March 5, 2019, 21st Century Fox America, Inc., a wholly owned subsidiary of Twenty-First Century Fox, Inc. (the “Company”), entered into a letter agreement with Mr. Lachlan K. Murdoch, Executive Chairman of the Company (the “LKM Letter Agreement”), which amends Mr. L.K. Murdoch’s employment agreement, and entered into a letter agreement with Mr. James R. Murdoch, Chief Executive Officer of the Company (the “JRM Letter Agreement”), which amends Mr. J.R. Murdoch’s employment agreement. For purposes of the following description of the LKM Letter Agreement and the JRM Letter Agreement, Messrs. L.K. Murdoch and J.R. Murdoch shall each be referred to as an “Executive”.

Pursuant to the terms of his respective letter agreement, if the Executive’s employment is terminated during the term by the Company without Cause or by the Executive for Good Reason (each as defined in the Executive’s employment agreement), he shall be entitled to the payments and benefits described in his respective employment agreement, as previously disclosed by the Company, except that in the last year of the term the Executive’s cash severance shall be a lump sum cash amount of $22,000,000, which amount is equal to the amount that the Executive would receive under the severance plan as previously disclosed by the Company, unless his employment is terminated on or following the date on which the amended and restated agreement and plan of merger (the “Merger Agreement”) among the Company, The Walt Disney Company, TWDC Holdco 613 Corp., WDC Merger Enterprises I, Inc., and WDC Merger Enterprises II, Inc., dated as of June 20, 2018, is terminated in accordance with its terms (the “Transaction Termination Date”), in which case the Executive’s cash severance shall be a lump sum cash amount of $11,000,000.

The letter agreements each provide that if the Company does not renew the Executive’s employment agreement or enter into a new employment agreement with the Executive, then within the 30-day period following the later of the expiration of the term and the Transaction Termination Date, the Executive shall be entitled to terminate his employment and such termination shall be treated as a resignation by the Executive for Good Reason and shall entitle the Executive to the payments and benefits set forth in his employment agreement, provided, however, that the Executive’s cash severance shall be a lump sum cash amount of $11,000,000. Under the letter agreements, if the Company terminates the Executive’s employment without Cause following the expiration of the term, such termination shall be treated as a termination by the Company without Cause and shall entitle the Executive to the payments and benefits set forth in his employment agreement; provided, however, that the Executive’s cash severance shall be a lump sum cash amount of $11,000,000, unless such termination by the Company without Cause occurs prior to the Transaction Termination Date or the closing of transactions contemplated by the Merger Agreement, in which case the Executive’s cash severance shall be a lump sum cash amount of $22,000,000 (the terminations of employment described in this paragraph, the “Special Provision on Non-Renewal”).

In addition, the letter agreements each provide that in the event the Executive’s employment is terminated pursuant to the Special Provision on Non-Renewal, or, prior to the expiration of the Term, the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, for 12 months following the termination of his employment, the Company shall continue to provide the Executive with certain other benefits including those provided in Sections 5(b) and 5(c) of his employment agreement. The JRM Letter Agreement provides that SpinCo (as defined in the Merger Agreement) shall assume the post-termination obligations described in this paragraph.

The letter agreements each amend the respective Executive’s employment agreement to provide that if the Executive remains employed following the expiration of the term, the terms and conditions of the Executive’s employment agreement shall remain in full force and effect until the earlier of June 30, 2022 and the termination of the Executive’s employment for any reason.

The LKM Letter Agreement also provides that if Mr. L.K. Murdoch commences employment with SpinCo, then neither the closing of the transactions contemplated by the Merger Agreement nor the commencement of employment with SpinCo shall entitle him to any severance payments or benefits described in his employment agreement. In addition, the LKM Letter Agreement provides that upon Mr. L.K. Murdoch becoming an employee of SpinCo, his employment agreement with the Company shall terminate.

The JRM Letter Agreement also amends Mr. J.R. Murdoch’s non-compete to provide that he will not, for a period of one year following termination, commence employment as the chief executive officer of an agreed upon list of companies.

All other substantive terms of the Executive’s employment agreement, including the Executive’s base salary, annual bonus and long-term incentive award, remain unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWENTY-FIRST CENTURY FOX, INC.

By:	/s/ Janet Nova
Janet Nova
Executive Vice President and Deputy Group General Counsel

Dated: March 8, 2019